      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Emeritus Corporation:


We consent to incorporation by reference in the registration statements (No. 333-60323 and 333-05965) on Form S-8 and (No. 333-20805) on Form S-3 of Emeritus
Corporation of our report dated February 26, 1999, except as to note 20, which is as of March 29, 1999, relating to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive operations, shareholders' equity (deficit), and cash flows and the related schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of Emeritus Corporation. Our report on the consolidated financial statements refers to a change in method of accounting for start-up costs and organization costs.


/s/ KPMG LLP


Seattle, Washington
March 29, 1999